EXHIBIT 99.1


                Second Quarter Ended June 30, 2004 Press Release


Contact:     B. K. Goodwin, III
             Chairman of the Board, Chief Executive Officer and President
             (205) 428-8472

FOR IMMEDIATE RELEASE

FirstFed Bancorp, Inc. Announces Second Quarter Financial Results

FirstFed Bancorp, Inc., Bessemer, Alabama (NASDAQ: FFDB), reported quarterly net income for the second quarter ended June 30, 2004, of $114,000 compared to $229,000 for the same quarter a year ago. Earnings per share were $.05 per share (basic and diluted) for the quarter ended June 30, 2004, compared to $.10 per share (basic and diluted) for the same three-month period last year. For the six months ended June 30, 2004, net income was $226,000, or $.10 per share basic and $.09 per share diluted, compared to $362,000, or $.16 per share (basic and diluted), for the same six-month period a year ago. Last year, a gain on sale of investments of $299,000 was recorded, while there was not a comparable transaction this year. Total assets grew to $210,741,000, total loans to $156,211,000 and total deposits to $158,536,000 at June 30, 2004, compared to the December 31, 2003, total assets of $194,211,000, total loans of $136,099,000 and total deposits of $151,109,000.

B. K. Goodwin, III, President of FirstFed Bancorp, Inc., said: "Net income slightly increased this most recent quarter when compared to the first quarter of 2004. Core net income for the quarter and six months ended June 30, 2004, increased substantially when compared to the same periods a year ago, after two major factors are considered. A $299,000 gain on sale of investments was recorded in the prior year, and there was not a comparable transaction recorded in 2004. Also, net income in 2004 has been negatively impacted by costs of $465,000 related to real estate acquired through foreclosure. Concerning the Balance Sheet, the Company continues to have steady growth in assets, deposits and loans in 2004. Total assets grew 8.51% from December 31, 2003, to June 30, 2004."

FirstFed Bancorp, Inc. is the holding company for First Financial Bank. First Financial Bank operates from its main office in Bessemer and branch offices in Centreville, Hoover, Hueytown, Pelham, Vance, West Blocton and Woodstock.